Exhibit (a)(5)(C)

STEEL PARTNERS HOLDINGS L.P. ANNOUNCES FINAL RESULTS OF DUTCH AUCTION TENDER OFFER

NEW YORK—May 16, 2022—Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global diversified holding company, through its wholly owned subsidiary Steel Excel, Inc. (“Steel Excel”) today announced the final results of its previously announced modified “Dutch Auction” tender offer (the “Offer”) to purchase for cash up to $100 million in value of its common units, no par value, at a price per unit of not less than $40.00 nor greater than $42.00 per unit that expired at 5:00 P.M. Eastern Time on May 13, 2022.

Based on the final count by American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, approximately 361,781 common units were properly tendered and not withdrawn at or below the final purchase price of $42.00 per unit. The Company has accepted for purchase an aggregate of 361,781 common units at the final purchase price of $42.00, for a total cost of approximately $15,194,802.00, excluding fees and expenses related to the Offer.

The Depositary will promptly issue payment for the units validly tendered and accepted for purchase in accordance with the terms and conditions of the Offer.

Investor questions concerning the Offer may be directed to the information agent, MacKenzie Partners, Inc., at 800-322-2885 or tenderoffer@mackenziepartners.com.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Forward-Looking Statements

Certain information in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated. Such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially. Undue reliance should not be placed on such forward-looking statements. Steel Partners Holdings undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, Steel Partners Holdings does not undertake any responsibility to provide updates on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.